CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Management and Organization” and “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated October 30, 2026, and each included in this Post-Effective Amendment No. 356 on the Registration Statement (Form N-1A, File No. 333-57793) of SPDR® Series Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report, dated August 27, 2026, with respect to the financial statement and financial highlight of State Street® SPDR® Portfolio S&P 500® ETF (the “Fund”) (one of the funds constituting SPDR® Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended June 30, 2026, into this Registration Statement filed with the Securities and Exchange Commission.

Boston, Massachusetts

October 29, 2026